Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	February 18, 2010
FreightCar America, Inc. Reports Fourth Quarter
and Full Year 2009 Results
Company Maintains Balance Sheet Strength While Managing Through Severe Industry Downturn
Chicago, IL, February 18, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its fourth quarter ended December 31, 2009 with sales of $49.4 million and a net loss of $5.5 million, or $0.47 per diluted share.
Sales for the quarter were down 10% from third quarter 2009 sales of $55.1 million and down significantly over fourth quarter 2008 sales of $271.9 million. Railcar deliveries totaled 697 units in the quarter, compared to 695 units delivered in the third quarter of 2009 and 3,624 units delivered in the fourth quarter of 2008.
The gross margin rate for the fourth quarter was 6.8%, compared to 12.5% in the third quarter of 2009 and 10.1% in the fourth quarter of 2008, reflecting a decline in new car margins.
The fourth quarter 2009 net loss of $5.5 million compares to third quarter 2009 earnings of $1.1 million and fourth quarter 2008 earnings of $12.0 million. The significant decline in earnings for the fourth quarter of 2009 was driven by continuing volume weakness, a decline in gross margin rate and increased SG&A expenses due to severance and pension plan suspension costs.
Ed Whalen, President and Chief Executive Officer, stated, “Our performance this year reflects the severity of the industry downturn we are facing. The first half of 2009 was relatively strong and exceeded our expectations as we worked off our backlog and gained some additional orders. However, the absence of any meaningful order activity in the second half of 2009 put significant downward pressure on earnings. We have and continue to take the necessary steps to optimize our performance by diligently working to reduce SG&A costs while capitalizing on opportunities in the marketplace.”
Total backlog of unfilled orders was 265 units at the end of the fourth quarter of 2009, compared with 777 units at the end of the third quarter of 2009 and 2,424 units at the end of 2008. However, so far in 2010 the Company has received additional orders for more than 3,000 new railcars to be manufactured and delivered over the course of 2010 and 2011. In addition, since year-end, the Company has received an order for more than 500 used cars from its existing inventory.
Mr. Whalen noted, “While we do not expect market conditions to materially improve in 2010, we are very pleased by the orders we have already received this year. These orders will provide an excellent base of business for us over the course of the year, allowing us to take on additional volume very efficiently as we meet our customers’ needs.”

Cash and marketable securities on-hand at December 31, 2009 were $129 million, compared to $134 million at the end of the previous quarter and $129 million at the end of 2008. The Company’s two credit facilities remain undrawn.
Mr. Whalen further stated, “The continued strength of our balance sheet indicates our ongoing commitment to cost containment and operational efficiency throughout the Company. Our focus on cash conservation meant we were able to achieve our goal of being cash flow neutral in 2009. Balance sheet preservation will remain one of our highest priorities in 2010.”
FULL YEAR RESULTS
Sales for 2009 were $248.5 million, down 67% from 2008 sales of $746.4 million. Net income for 2009 was $4.9 million, or $0.42 per diluted share, compared to $11.4 million, or $0.97 per diluted share, for 2008.
Railcar deliveries in 2009 were 3,377 (2,297 cars sold and 1,080 cars leased) compared to deliveries of 10,276 cars in 2008 (8,366 cars sold and 1,910 cars leased).
Despite the continuing weakness in the market in 2009, gross margin rate for the year improved to 14.7% compared to 8.9% in 2008 due to favorable car mix this year. The contract cancellation payment of $3.9 million that the Company received in the first quarter of 2009 also contributed to the margin rate improvement.
SG&A for 2009 was $31.3 million compared to $31.7 million in 2008. The Company took significant actions in 2009 to reduce SG&A costs, however the Company incurred a number of non-recurring costs this year. Included in SG&A in 2009 were severance costs of $3.1 million, costs associated with the restatement of the Company’s financial statements of $1.0 million, costs associated with the suspension of the Company’s salaried pension plan of $0.8 million, and expenses associated with the implementation of the Company’s ERP system of $0.4 million.
Mr. Whalen closed by stating, “While striving to optimize the current business and maintain balance sheet strength, we continue to evaluate market adjacent strategic initiatives intended to broaden and strengthen our revenue sources, including refurbishment, after-market parts and services and international expansion. We expect that the new car market in 2010 will be even more difficult than in 2009, but we will take the necessary steps to protect the Company and ensure we are well positioned to capitalize on new business opportunities when the recovery gets underway.”
The Company will host a conference call on Thursday, February 18, 2010 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter financial results. To participate in the conference call, please dial (800) 288-8976. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on Thursday, February 18, 2010 until 11:59 p.m. (Eastern Standard Time) on March 5, 2010. To access the replay, please dial (800) 475-6701. The replay pass code is 147153. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Johnstown, Pennsylvania and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2009	2008
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$98,015	$129,192
Restricted cash	1,420	—
Securities available for sale, at fair value	29,976	—
Accounts receivable, net	3,728	73,120
Inventories	40,800	31,096
Leased railcars held for sale	2,200	11,490
Property, plant and equipment held for sale	2,478	—
Other current assets	9,467	6,789
Deferred income taxes ,net	15,315	16,003

Total current assets	203,399	267,690

Long term inventory	5,611	—
Property, plant and equipment, net	28,170	30,582
Railcars on operating leases	58,771	34,735
Goodwill	21,521	21,521
Deferred income taxes	13,404	23,281
Other long-term assets	4,690	5,484

Total assets	$335,566	$383,293

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,948	$47,328
Accrued payroll and employee benefits	7,958	9,530
Accrued postretirement benefits	5,329	5,364
Accrued warranty	9,146	11,476
Customer deposits	4,631	7,367
Other current liabilities	5,332	7,939

Total current liabilities	49,344	89,004

Accrued pension costs	15,675	26,763
Accrued postretirement benefits, less current portion	57,969	55,293
Other long-term liabilities	6,325	7,407

Total liabilities	129,313	178,467

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	97,979	98,253
Treasury stock, at cost	(37,123)	(38,871)
Accumulated other comprehensive loss	(18,578)	(16,471)
Retained earnings	163,761	161,687

Total FreightCar America stockholders’ equity	206,166	204,725
Noncontrolling interest in India JV	87	101

Total stockholders’ equity	206,253	204,826

Total liabilities and stockholders’ equity	$335,566	$383,293

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands, except share and per share data)

Revenues	$49,440	$271,949	$248,462	$746,390
Cost of sales	46,075	244,362	211,940	679,597

Gross profit	3,365	27,587	36,522	66,793

Selling, general and administrative expense (including non-cash stock-based compensation expense of $175, $551, $1,829 and $2,852, respectively)	10,686	8,641	31,316	31,717
Plant closure charges (income)	—	(96)	(495)	20,037

Operating (loss) income	(7,321)	19,042	5,701	15,039

Interest (expense) income, net	(164)	627	(669)	3,150

Operating (loss) income before income taxes	(7,485)	19,669	5,032	18,189
Income tax (benefit) provision	(1,853)	7,669	248	6,769

Net (loss) income	(5,632)	12,000	4,784	11,420
Less: Net loss attributable to noncontrolling interest in India JV	(84)	—	(156)	—

Net (loss) income attributable to FreightCar America	$(5,548)	$12,000	$4,940	$11,420

Net (loss) income per common share attributable to FreightCar America — basic	$(0.47)	$1.01	$0.42	$0.97

Net (loss) income per common share attributable to FreightCar America — diluted	$(0.47)	$1.01	$0.42	$0.97

Weighted average common shares outstanding — basic	11,867,314	11,823,835	11,861,366	11,788,400

Weighted average common shares outstanding — Diluted	11,867,314	11,826,598	11,870,350	11,833,132

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	December 31,
	2009	2008
	(In thousands)
Cash flows from operating activities
Net income	$4,784	$11,420
Adjustments to reconcile net income to net cash flows used in operating activities:
Plant closure charges	—	20,037
Depreciation and amortization	5,658	4,380
Other non-cash items	3,431	589
Deferred income taxes	11,830	(516)
Compensation expense under stock option and restricted share award agreements	1,829	2,852
Changes in operating assets and liabilities:
Accounts receivable	69,392	(60,052)
Inventories	(18,314)	17,522
Leased railcars held for sale	(620)	(11,490)
Other current assets	591	2,346
Accounts payable	(29,910)	10,148
Accrued payroll and employee benefits	(1,572)	(4,475)
Income taxes receivable/payable	(5,271)	(4,936)
Accrued warranty	(2,330)	925
Other current liabilities and customer deposits	(5,310)	(11,871)
Deferred revenue, non-current	(711)	1,800
Accrued pension costs and accrued postretirement benefits	(10,613)	(1,744)

Net cash flows provided by (used in) operating activities	22,864	(23,065)

Cash flows from investing activities
Restricted cash deposits, net of withdrawals	(1,420)	—
Purchase of securities available for sale	(49,933)	—
Sale of securities available for sale	19,986	—
Cost of railcars on operating leases produced or acquired	(15,603)	(35,201)
Purchases of property, plant and equipment	(4,314)	(6,973)

Net cash flows used in investing activities	(51,284)	(42,174)

Cash flows from financing activities
Payments on long-term debt	(28)	(65)
Deferred financing costs paid	(5)	(838)
Issuance of common stock	—	1,045
Investment in noncontrolling interest by joint venture partner	142	101
Cash dividends paid to stockholders	(2,866)	(2,854)

Net cash flows used in financing activities	(2,757)	(2,611)

Net decrease in cash and cash equivalents	(31,177)	(67,850)
Cash and cash equivalents at beginning of period	129,192	197,042

Cash and cash equivalents at end of period	$98,015	$129,192